Exhibit 15.1

September 15, 1997



Union Pacific Resources Group Inc.
801 Cherry Street
Fort Worth, Texas  76102


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information for the periods ended March 31, 1997 and 1996 and June 30, 1997 and 1996 as indicated in our reports dated April 16, 1997 and July 16, 1997, respectively; because we did not perform an audit we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997, are being used in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche LLP

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